Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
July 24, 2013	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Re:                             Registration Statement on Form S-8 with respect to 2,987,000 Shares of Common Stock, par value $0.01 per share (the “Shares”)

Ladies and Gentlemen:

We have acted as counsel to WCI Communities, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of (a) up to 2,060,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”) which may be issued pursuant to the Company’s 2013 Incentive Award Plan (the “Incentive Plan”), (b) up to 839,753 shares of Common Stock which may be issued pursuant to the Company’s Amended and Restated 2013 Long Term Incentive Plan (the “Employee LTIP”) and (c) up to 87,247 shares of Common Stock which may be issued pursuant to the Company’s Amended and Restated 2013 Director Long Term Incentive Plan (together with the Incentive Plan and the Employee LTIP, the “Plans”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

As counsel to the Company in this matter, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP